Exhibit 10.2
INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this "Agreement") is made and shall be effective as of the 15th day of January, 2010 by and between Karl Frost ("Consultant") and Infrastructure Materials Corp., a Delaware corporation (the "Company").

Consultant and Company agree as follows:

1.  Engagement
The Company hereby engages Consultant as a consultant to the Company with the title of “Chief Geologist,” and Consultant accepts such engagement, in accordance with the terms and conditions contained in this Agreement.

2.  Position and Services
Consultant shall be responsible for preparation and oversight of all geological programs and activities, including drill programs, claim staking, assisting in preparing budget estimates for work on all the Company’s projects, identifying geologists and other personnel required to carry out work on the Company’s projects for engagement by the Company (subject to approval by the management of the Company and such other arrangements that the Company may make with such third parties), reporting to and participating in management meetings, preparation of work reports, responding to comments and questions from the United States Securities and Exchange Commission or other regulatory authorities related to geological disclosure in the Company’s public filings, and such other activities as may be directed by the management of the Company.

3.  Term
Consultant shall provide services to the Company pursuant to this Agreement commencing as of January 15, 2010 and expiring on January 14, 2011.  Unless terminated by either party in accordance with Article 9 hereof, this Agreement will be automatically renewed after one year on the same terms and conditions, excluding the one-time grant of stock options provided in Article 6.B. hereof and subject to such mutually agreed upon changes in the annual consideration paid to Consultant as set out in Article 6.A. hereof.

4.  Place of Work
Consultant shall render services primarily in the United States and shall be entitled to use space at the Company's corporate headquarters in Reno at 1135 Terminal Way, Suite 207B, Reno, Nevada.

5.  Time
Consultant's daily schedule and the number of hours worked pursuant to this Agreement on a given day shall be at Consultant's discretion, provided that Consultant and the Company anticipate that Consultant shall work on an “as needed” basis in the performance of services pursuant to this Agreement and shall devote such amount of time as is necessary to carry out the work in a manner that meets the Company’s deadlines.  The Company shall rely upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement.  To the extent that Consultant desires to render similar services to third parties, Consultant shall disclose such arrangements to the Company.  The Company and Consultant agree that if the Company objects to the rendering of similar services to a third party that the Company considers a competitor, in the Company’s sole and absolute discretion, Consultant will not render such services.

6.  Compensation
A.  The Company shall pay Consultant an annual fee of $150,000 for services performed pursuant to this Agreement.  Payment of $6,250.00 shall be made semi-monthly on the 15th and last day of each month during the term of this Agreement and any renewal hereof.

B.  As compensation for the Consultant’s services in the first term of this Agreement, the Company shall grant the Consultant an option to purchase 250,000 common shares of the Company, in accordance with the Company’s 2006 Stock Option Plan, at an exercise price equal to the closing price of the shares on January 15th, 2010, or if the stock does not trade on that date, the closing price on the last day the stock traded on the OTC Bulletin Board.  These options will vest at the rate of 1/12th per month until fully vested and the options will expire five years after the date the options were granted.

7.  Expenses
The Consultant shall be entitled to a car allowance of $0.65 per mile for use of the Consultant’s vehicle while on Company business, plus motel cost and a reimbursement rate of $40.00 per day for meals and incidentals when the Consultant performs services outside of the greater Reno, Nevada metropolitan area, plus reimbursement for out of pocket expenses approved by the Company.  Expenses shall be submitted in accordance with the form and provisions set out by the Company.

8.  Confidentiality and Corporate Governance

“Confidential Information” means all confidential or proprietary information, including but not limited to drilling plans, staking plans, drilling results, trade secrets, information about business or asset acquisitions or combinations and material facts relating to the business and affairs of the Corporation that have not been publicly disclosed and that information that is defined as Confidential Information in the Non-Disclosure Agreement attached hereto at Schedule A, which forms part of this Agreement and shall be executed by the parties hereto at the same time as this Agreement

The Consultant acknowledges the Company has a Code of Business Conduct and Ethics and other policies set out in the Company’s Corporate Governance Reference Manual. This Agreement only becomes effective when the Consultant acknowledges by signature thereon that he has read and accepts the terms of the Company’s Corporate Governance Reference Manual.

The Consultant represents to the Company that he is sufficiently familiar with applicable securities laws and regulations relating to insider trading and will abide by all such laws and regulations with respect to the Company’s securities.

9.  Termination
A.  This Agreement may be terminated by the Company as follows:

i.           If Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death;

ii.          Breach or default by Consultant of any material obligation in this Agreement, which breach or default is not cured within five (5) days of written notice from the Company.

B.  Consultant may terminate this Agreement as follows:

i.           Breach or default of any material obligation of the Company, which breach or default is not cured within five (5) days of written notice from Consultant;

ii.          If the Company files for protection under the federal bankruptcy laws, or any bankruptcy petition or a petition for a receivership under applicable state law is commenced by a third party against the Company, any of the foregoing of which remains undismissed for a period of sixty (60) days.

C.   Either party may terminate this contract for any reason with thirty days written notice.

10.  Independent Contractor
Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of the Company.  Consultant shall not, except for stock options granted as  contemplated herein, be entitled to, nor receive, any benefit normally provided to employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  The Company shall not be responsible for withholding income or other taxes from the payments made to Consultant.  Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

11.  Controlling Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12.  Headings
The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

13.  Final Agreement
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral.  This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

14.  Notices
Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested, or sent by recognized overnight courier service as follows:

If to Consultant:
Karl Frost
P.O. Box 71323
Reno NV, 89570

If to the Company:
Infrastructure Materials Corp.
1135 Terminal Way, Suite 207B
Reno NV, 89502

15.  Severability
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

16. Counterparts
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

CONSULTANT		INFRASTRUCTURE MATERIALS. CORP.

By:	/s/ Karl Frost	By:	/s/ Mason Douglas
	Karl Frost		Mason Douglas, President

Schedule “A”

NON-DISCLOSURE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 15th day of January, 2010, between:

Infrastructure Materials Corp.
1135 Terminal Way, Suite 207B
Reno, Nevada 89502
Attn. Todd D. Montgomery, CEO

(the “Company”)

and

Karl Frost
P.O. Box 71323
Reno NV, 89570

(the “Receiving Party”)

WHEREAS, the Company has entered into an Independent Contractor Agreement with the Receiving Party of even date herewith (the “Contractor Agreement”) that contemplates the performance of comprehensive services for the Company that will expose the Receiving Party to confidential and proprietary information about the Company  as further described below in the definition of “Confidential Information”; and

WHEREAS the Company requires that its Confidential Information be protected and not disclosed and the Receiving Party agrees.

NOW THEREFORE, for due and adequate consideration, including the consideration to be paid by the Company to the Receiving Party pursuant to the Contractor Agreement, the parties agree as follows:

1.
The term “Confidential Information” as used in this Agreement includes trade secrets, contracts, negotiations, business financial or other information, whether written, electronic or oral which the Company holds as confidential and which has not been publicly disclosed.  Any information about the Company which reasonably could affect an investment decision and has not been made public is considered Confidential Information.  Confidential Information shall not include information which: (a) at the time of disclosure was readily available to the trade or public or was in the public domain; (b) was already in the possession of the Receiving Party prior to the date of disclosure of such information or was independently obtained by the Receiving Party on a non-confidential basis, (c) was developed by the Receiving Party without using Confidential Information; or (d) must be disclosed due to a valid court or governmental agency order.  Any Confidential Information in the possession of the Receiving Party prior, during or after the Receiving Party entering into this Agreement shall be governed by this Agreement.

All right, title and interest in and to the Confidential Information, including Confidential Information developed by the Receiving Party while acting as a consultant to the Company, shall remain the exclusive property of the Company and the Confidential Information shall be held in trust and confidence by the Receiving Party for the Company.  No interest, license or any right respecting the Confidential Information, other than expressly set out herein, is granted to the Receiving Party under this Agreement by implication or otherwise.

1

2.	The Receiving Party agrees as follows:

(a)	That it shall use all reasonable efforts to protect the interest of the Company in and to the Confidential Information and keep it confidential;

(b)
The Receiving Party shall be entitled to use Confidential Information in a manner reasonably consistent with the performance of its duties pursuant to the Contractor Agreement and shall be permitted to share Confidential Information with such of the Company’s officers, directors, and other consultants and advisors (including attorneys, accountants and business advisors), as the Receiving Party considers necessary and appropriate.  In so doing, the Receiving Party shall take reasonable steps on behalf of the Company to ensure that the Confidential Information remains confidential and is not misused.  All originals and copies of Confidential Information, whether written, digital or otherwise recorded, shall remain the property of the Company and shall be generally subject to the control of the Company pursuant to policies articulated by the Company’s senior management from time to time;

(c)
The Receiving Party shall not retain any Confidential Information in electronic format in any computer or device other than the Company’s central server and if developed in any computer or device other than the central server will transfer such Confidential Information to the central server and delete it from the other computer or device;

(d)
Upon the Company’s request or upon notice of termination (or actual termination, whichever occurs first) of the Contractor Agreement, the Receiving Party will promptly return to the Company all items containing or consisting of the Confidential Information and all copies thereof; and

(e)
The “reasonable efforts” or “reasonable steps” performed or to be performed pursuant to this Agreement, shall be defined as those efforts or steps regularly and customarily performed by consultants similarly situated to the Receiving Party, but in no case shall such efforts or steps be of greater extent than the efforts or steps the Company regularly utilizes to maintain and protect the confidentiality of its Confidential Information.

3.
The Receiving Party acknowledges that a breach of this Agreement may result in irreparable and immediate harm to the Company and agrees that in the event of such breach, the Company, in addition to any other right or relief, shall be entitled to equitable relief by way of temporary or permanent injunction and to seek such other relief that any courts may deem just and proper.

4.
This Agreement supplements the Contractor Agreement with respect to provisions regarding confidentiality but shall be controlling in the event of any conflict between the provisions of this Agreement and the provisions of the Contractor Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  This Agreement may not be assigned by either party, without the other party’s written consent.  This Agreement shall apply to employees of the Receiving Party.

5.
SURVIVING TERMS. The obligations under this Agreement shall survive termination of the Contractor Agreement and shall be binding upon the parties and their heirs, successors and assigns.  The obligations hereunder shall continue in full force for five (5) years from the later of either: (a) the date of disclosure of Confidential Information to the Receiving Party; or (b) the termination of the Contractor Agreement.

2

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

INFRASTRUCTURE MATERIALS CORP.

By:	/s/ Mason Douglas
Mason Douglas

Title: President

/s/ Karl Frost
Karl Frost

3